                           THE COOPER COMPANIES, INC.
                          1995 INCENTIVE PAYMENT PLAN
                                    ('IPP')

                                                           REVISED
                                                           JANUARY 26, 1995

                           THE COOPER COMPANIES, INC.
                          1995 INCENTIVE PAYMENT PLAN

SECTION I -- NAME

     The name of this plan is the '1995 Incentive Payment Plan,' referred to herein as the 'Plan' or 'IPP.'

SECTION II -- SCOPE

     This Plan sets out the IPP guidelines for the following Business Units of The Cooper Companies, Inc. and its subsidiaries (the 'Company' or 'TCC'):

      CooperVision ('CVI'):

            Consolidated

            Rochester

            Canada

      CooperVision Pharmaceuticals ('CVP')

      CooperSurgical ('CSI')

      Hospital Group of America ('HGA'):

            Consolidated

            Hartgrove

            Hampton

            MeadowWood

      Corporate HQ

     Where the terms of this Plan differ from the terms of any individual's employment or severance contract, the terms of such contract will dictate; provided, however, that in order to avoid difficulties at year's end, each general manager should confirm all contractual IPP (or other bonus) obligations in writing to the Company's Corporate Chief Operating Officer (the 'COO') and Chief Financial Officer ('CFO') no later than December 31, 1994.

     NOTE: NO NEW SUCH ARRANGEMENTS SHALL BE ENTERED INTO WITHOUT THE ADVANCE WRITTEN APPROVAL OF THE COO AND THE CFO.

SECTION III -- PURPOSE

     The purpose of the Plan is to provide incentives to officers and key employees of the Company who are in a position to contribute significantly to increasing (1) Revenues, (2) Income and/or (3) Cash flow, as each of such terms is defined herein. The Plan also includes a discretionary pool based on Management by Objectives ('MBO's'), designed to reward participants for achievement of specific agreed-to objectives.

SECTION IV -- COMPENSATION PHILOSOPHY

     It is the Company's philosophy that:

            All employees be paid a base salary that is competitive in comparable organizations, based on each employee's experience, performance and geographical location.

            Employees whose efforts achieve the goals outlined in Section III -- Purpose, will be provided with the opportunity to earn total compensation significantly above average. This opportunity is made available via this Plan and certain other benefit plans.

SECTION V -- DEFINITIONS

     'Budget' or 'Budgeted,' when used in conjunction with any measuring device under this Plan (e.g., Revenues Budget or Budgeted Revenues) shall mean the budget for each Participant's Business Unit (attached as Exhibit IV), adjusted where appropriate to reflect acquisitions and/or divestitures in accordance with Deal Sheets approved by, and in the discretion of, the Board of Directors.

     'Business  Unit'  shall  mean  any   operating  or  headquarters  unit   so
established by the Company. For the 1995 Plan, the designated Business Units are as set out in Section II -- Scope, above.

     'Cash flow' shall mean Operating Income plus non-cash charges (depreciation, etc.), plus(minus) decreases(increases) in non-cash and cash equivalent asset accounts, plus(minus) (decreases)increases in non-interest-bearing liability accounts other than income tax payable at the operating business level. The Intercompany account will be excluded in all determinations of Cash flow. The balance sheet increases and decreases detailed above shall be the result of comparing the appropriate current IPP Year end balance sheet to the final actual balance sheet as at the end of the prior Year.

     'Eligible Individual' shall mean any person employed by the Company who is a salary or a fixed monthly amount, as distinguished from an hourly wage.

     'Income' is defined as follows:

              BUSINESS UNIT                                       DEFINITION
        -------------------------  -------------------------------------------------------------------------

        Corporate HQ               Consolidated net income (loss) applicable to common stock
        All other Business Units   Operating Income for each individual Business Unit

     'Operating Income' shall mean Revenues less cost of sales (including third party royalties), selling, general and administrative expenses, and research and development expenses all accounted for in accordance with the Policies and Procedures of the Company and Generally Accepted Accounting Principles.

     'Participant' shall mean any Eligible Individual selected to have the opportunity to earn an award under the Plan in accordance with its terms.

     'Salary' shall mean the actual base salary paid to an Eligible Individual during the Year while a Participant in the Plan. No items of supplemental compensation (prior year bonus, relocation or automobile allowances, special stipends, etc.) will be considered part of Salary.

     'Senior Management' shall mean the COO and the CFO for purposes of administering this Plan.

     'Revenues' shall mean net revenues accounted for in accordance with the Policies and Procedures of the Company and Generally Accepted Accounting Principles. In general terms, net revenues is the result of deducting from total revenues any returns, discounts, contractual or other allowances, and any freight, sales tax, etc. charged to customers.

     'Year' shall mean the fiscal year of the Company, which is November 1 through October 31.

SECTION VI -- ELIGIBILITY FOR PARTICIPATION

     Participation in the Plan will be offered to those Eligible Individuals who, in the opinion of the Company, are in a position to significantly influence the Company's Revenues, Income and/or Cash flow. Eligibility for participation shall be at the sole discretion of Senior Management.

SECTION VII -- AWARD OPPORTUNITY

     At the beginning of each Year, or as otherwise appropriate, the Chief Operating Officer of the Company, will classify each Participant into a category indicating his or her incentive opportunity for achievement of 100% of established goals. The incentive opportunity will range from 10% to 50% of Salary and may be adjusted upward or downward from the previous Year's level.

SECTION VIII -- DETERMINATION OF INCENTIVE PAYMENT

     Each Participant's incentive award opportunity will be based on the performance of the Business Unit of which he or she is a member. In the event that any Participant works for more than one Business Unit over the course of the Year Senior Management shall, in its sole and absolute discretion, pro-rate IPP achievement; however, in no event shall any Participant receive a total IPP amount greater than the maximum amount that would be payable to him or her had he or she been employed solely by the Business Unit which receives the greatest IPP achievement. The total award opportunity for Business Units will be the sum of assigned percentage weightings for Revenues, Income, Cash flow (together, 'Quantitative Criteria') and discretionary (which will be based on MBO's), as set out in Attachment I.

     Goals for earning an award payment will be based on the percentage of budget achievement generated for each of the Quantitative Criteria. Senior Management will provide the Compensation and LTIP Committee of the Board of Directors (the 'Committee') a report on variances to the consolidated budgets for Income and Cash Flow, highlighting key variances including non recurring, non controllable and/or discretionary items. The Committee may elect to include or exclude certain of these items for purposes of determining the overall Corporate HQ quantitative budget achievement. Senior Management may exercise this same discretion in assessing the budget achievement of each of the Company's other Business Units. The amount of any and all discretionary payments will be the result of an assessment of each Participant's success in achieving his or her MBO's, by his or her supervisor and Senior Management. Senior Management will consult with the Committee before determining the overall level of achievement of each unit's discretionary criteria. The level of achievement of the discretionary criteria for the five most highly compensated members of management shall be recommended by Senior Management and approved by the Committee. The Quantitative Criteria will be measured separately for achievement of budget. Importantly, every one of the Quantitative Criteria must achieve at least 95% of budget before the total IPP entitlement can exceed 100%. The matrix below indicates the level of IPP achievement that coincides with a given budget achievement.

       IF BUDGET                IPP
   ACHIEVEMENT IS(3)      ACHIEVEMENT IS
- -----------------------   ---------------

Less than 85%             0%
85%                       25%
90%                       50%
95%                       75%
100%                      100%(1)
110%                      150%(2)
120% or more              200%(Maximum)(2)

(1) This is the level indicated as the 'Incentive Opportunity' in Section VII.

(2) Each of the Quantitative Criteria (Revenue, Income, Cash flow) must achieve at least 95% of budget before the total IPP entitlement can exceed 100%

(3) Senior Management reserves the right to adjust these levels where target figures are so small as to invite anomalous results.

     If budget achievement falls between the specific levels listed above, the IPP achievement will be interpolated to the nearest whole percent. For example, if the budget achievement for sales was 97% the IPP achievement would be 85%:

IPP achievement for 95% of budget achievement                                                75%
Plus 40% (2/5ths) of next 25% (100% - 75%)                                                   10%
                                                                                            ---
IPP achievement for 97% of budget achievement                                                85%
                                                                                            ---
                                                                                            ---

     Specific examples of the award determination process are included as Attachment IV.

SECTION IX -- FORM OF PAYMENT

     Payments under this Plan may be made in the form of a combination of cash and common stock of the Company. The percentage mix of the payment will be at the sole discretion of the Board of Directors of the Company, subject to the limitation that the stock portion of the payment will not exceed 50% of the total. Such determination will be made at the time the Board approves payments to be made under the Plan. Any common stock portion of the payment will be made in shares of restricted stock bearing a restriction of up to 30 days, and at no cost to the Participant other than required payments for taxes.

SECTION X -- TIMING OF AWARD PAYMENTS

     Incentive award payments for each Participant will be calculated and accrued in the appropriate Business Unit's books from time to time during the Year based on projected results. The indicated payment must be completely accrued for as at the end of each Year. No IPP payments in excess of the accrual balance will be made. Such accruals will be calculated based upon each Business Unit's performance against budget for the Year then ended as discussed above and illustrated in the attached examples.

     No payments will be made to any Participant until Senior Management has had an opportunity to review the results of the first quarter of the subsequent Year. To the extent that such first quarter results reflect negative anomalies that are determined by Senior Management to relate back to the previous Year, award payments for such Year may be decreased or calculated, at the discretion of Senior Management. The target date to release payments, therefore, will be approximately January 31, 1996 subject to acceleration by Senior Management, in its sole and absolute discretion.

SECTION XI -- TERMINATION OF EMPLOYMENT

     Except where required pursuant to a previously existing employment agreement (or extenuating circumstances, which will be handled on an ad hoc basis by Senior Management), any Participant whose employment is terminated by the Company prior to the end of the Year, or by the Participant prior to the payment for such Year for any reason other than death or retirement or disability consistent with the Company's then current provisions for retirement and/or disability, will forfeit any opportunity to receive an award under the Plan for that Year.

     In the case of a Participant's retirement, disability or death, such Participant (or designated heir in the event of the Participant's death) may, at the discretion of Senior Management, be eligible to receive a pro-rata payment under the Plan on account of the period prior to cessation of active full-time employment. Pro-rata payments will be made concurrently with other payments under the Plan.

SECTION XII -- NEW HIRES, PROMOTIONS AND TRANSFERS

     Individuals hired or promoted during the Year may become Participants in the Plan subject to the approval of Senior Management. Partial Year Participants will be eligible to earn a pro-rata award.

     Separate pro-rata calculations will be made for any Participants who are promoted to a higher Incentive Opportunity during the Year. III the event that any Participant works for more than one Business Unit over the course of the Year, Senior Management shall, in its sole and absolute discretion, pro-rate IPP achievement; however, in no event shall any Participant receive a total IPP amount greater than the maximum amount that would be payable to him or her had he or she been employed solely by the Business Unit which receives the greatest IPP achievement.

SECTION XII -- GENERAL PROVISIONS

     (1) Each Participant shall treat as personal and strictly confidential any and all information related to Participant's inclusion in the Plan.

     (2) The expenses of administering the Plan shall be borne by the Company.

     (3) No employee has any right or claim to be a Participant in the Plan or to receive a payment under the Plan.

     (4) Participation in the Plan does not provide any employee the right to be retained in the employment of the Company.

     (5) A Participant may not assign or transfer any rights under the Plan. Any attempt to do so will invalidate those rights.

     (6) The Plan shall be subject to all applicable federal and state laws and regulations. Payments made under the Plan shall only be made to the extent permitted by such laws and regulations, subject to all applicable taxes.

SECTION XIV -- AMENDMENT OR TERMINATION

     The Plan may be amended or terminated at any time by action of the Board of Directors of the Company. Senior Management shall be responsible, in its sole discretion, for any interpretation of this Plan. Such interpretations shall be final.